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                                                                      EXHIBIT 11

                        CROWN CASTLE INTERNATIONAL CORP.

                            COMPUTATION OF NET LOSS
                                PER COMMON SHARE
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

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
                                       HISTORICAL                            PRO FORMA
                         -------------------------------------------  -----------------------
                              YEARS ENDED          SIX MONTHS ENDED                SIX MONTHS
                              DECEMBER 31,             JUNE 30,        YEAR ENDED    ENDED
                         ------------------------  -----------------  DECEMBER 31,  JUNE 30,
                          1995    1996     1997     1997      1998        1997        1998
                         ------  ------  --------  -------  --------  ------------ ----------
Net loss................ $  (21)  $(957) $(11,942) $(2,149) $(13,032)   $(34,601)   $(21,298)
Dividends on Senior
 Convertible Preferred
 Stock..................    --      --     (2,199)     --     (4,132)        --          --
                         ------  ------  --------  -------  --------    --------    --------
Net loss applicable to
 common stock for basic
 and diluted
 computations...........   $(21)  $(957) $(14,141) $(2,149) $(17,164)   $(34,601)   $(21,298)
                         ======  ======  ========  =======  ========    ========    ========
Weighted-average number
 of common shares
 outstanding during the
 period for basic and
 diluted computations
 (in thousands).........  3,316   3,503     6,238    3,381    10,954      93,988      93,999
                         ======  ======  ========  =======  ========    ========    ========
Loss per common share--
 basic and diluted...... $(0.01) $(0.27) $  (2.27)  $(0.64) $  (1.57)   $  (0.37)   $  (0.23)
                         ======  ======  ========  =======  ========    ========    ========
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